Exhibit 99.1

CONTACT:	Vince Arnone	Devin Sullivan
	President and CEO	Managing Director
	(630) 845-4500	The Equity Group Inc.
dsullivan@equityny.com

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2024 FIRST QUARTER FINANCIAL RESULTS

WARRENVILLE, Ill. – May 7, 2024 - Fuel Tech, Inc. (NASDAQ: FTEK), a technology company providing advanced engineering for the optimization of combustion systems, emissions control, and water treatment in utility and industrial applications, today reported financial results for the first quarter (Q1 2024) ended March 31, 2024.

“Our revenues for the first quarter were impacted by customer-driven delays in executing new contracts at our APC business segment, while performance at FUEL CHEM® reflected warmer weather across the US that affected unit dispatch," said Vincent J. Arnone, President and CEO. "We continue to expect that APC revenue will increase modestly in 2024 when compared to 2023 and that the bulk of our new award activity will occur in the second half of the year. Our results at FUEL CHEM are also expected to improve as we move through 2024, driven by increased unit dispatch as we approach the summer months and contributions from a new coal-fired unit that will demonstrate our chemical technology program later this month. The annualized revenue potential at this new client, if it becomes commercial, will be approximately $1.5 to $2.0 million dollars, and this revenue is expected to generate historic FUEL CHEM gross margins. We are currently pursuing additional FUEL CHEM opportunities at units that use coal and other fuel sources, which could provide incremental revenue contribution in the latter half of 2024.

“We are also very encouraged by continuing market acceptance of our Dissolved Gas Infusion (DGITM) technology. We have an agreement in place to commence and complete a demonstration of DGI at a municipal wastewater site in the current second quarter. With respect to aquaculture, we are building on the successful deployment of DGI at a domestic shrimp farming facility in the US and are in discussions with that facility to incorporate DGI into its planned stacked raceway system. We are also in advanced discussions with a potential new aquaculture client in the US that is considering a demonstration of DGI.”

Mr. Arnone concluded, “We remain optimistic about our prospects and technology development initiatives. We remain supported in our efforts by a strong financial position, which included $32.1 million in cash and investments, and no long-term debt at March 31, 2024.”

Q1 2024 Consolidated Results Overview

Consolidated revenues for Q1 2024 declined to $5.0 million from $7.3 million in the three months ended March 31, 2023 (Q1 2023), with reductions in both business segments from the prior year period.

Consolidated gross margin for Q1 2024 rose to 40.9% of revenues from 38.5% of revenues in Q1 2023, due to an increase in the APC operating segment gross margin partially offset by a decrease in FUEL CHEM operating segment gross margin.

SG&A expenses increased slightly to $3.3 million from $3.2 million in Q1 2023, reflecting increases in employee compensation and benefit related costs, which were partially offset by decreases in costs related to our international locations.

Interest income was flat at $0.3 million. Interest income primarily relates to interest received on the held-to-maturity debt securities and money market funds.

Other income in Q1 2024 was $1.7 million related to the recording of income associated with the expected receipt of the Employee Retention Credit (“ERC”) during the quarter, as compared to no such income in Q1 2023.

Net income in Q1 2024 was $281,000, or $0.01 per share, compared to net loss of $(414,000), or $(0.01) per share, in Q1 2023.

Consolidated APC segment backlog at March 31, 2024 was $6.2 million compared to $7.5 million at December 31, 2023.

APC segment revenue decreased to $2.3 million from $3.6 million in Q1 2023, primarily related to customer-related delays in project execution. APC gross margin rose to 38.4% from 27.1%, primarily due to the mix of APC projects and services executed during the quarter.

FUEL CHEM segment revenue declined to $2.6 million from $3.7 million in Q1 2023, due to a decrease in electrical generation demand, unscheduled plant outages and plant closures. Gross margin decreased to 43.2% from 49.4%.

Adjusted EBITDA loss was $(1.5) million in Q1 2024 compared to Adjusted EBITDA loss of $(0.6) million in Q1 2023.

Financial Condition

At March 31, 2024, cash and cash equivalents were $11.4 million, short-term investments were $11.8 million, and long-term investments totaled $8.9 million. Stockholders’ equity at March 31, 2024 was $44.0 million, or $1.43 per share, and the Company had no debt.

Conference Call

Management will host a conference call on Wednesday, May 8, 2024 at 10:00 am ET / 9:00 am CT to discuss the results and business activities. Interested parties may participate in the call by dialing:

●	(877) 423-9820 (Domestic) or
●	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question-and-answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.

About Fuel Tech

Fuel Tech develops and commercializes state-of-the-art proprietary technologies for air pollution control, process optimization, water treatment, and advanced engineering services. These technologies enable customers to operate in a cost-effective and environmentally sustainable manner. Fuel Tech is a leader in nitrogen oxide (NOx) reduction and particulate control technologies and its solutions have been installed on over 1,300 utility, industrial and municipal units worldwide. The Company’s FUEL CHEM® technology improves the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion and opacity. Water treatment technologies include DGI® Dissolved Gas Infusion Systems which utilize a patented channel injector to deliver supersaturated oxygen solutions and other gas-water combinations to target process applications or environmental issues. This infusion process has a variety of applications in the water and wastewater industries, including remediation, aeration, biological treatment and wastewater odor management. Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. For more information, visit Fuel Tech’s web site at www.ftek.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” and subsequent filings under the Securities Exchange Act of 1934, as amended, which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$11,382	$17,578
Short-term investments	11,872	12,136
Accounts receivable, less current expected credit loss of $111 and $111, respectively	7,104	6,729
Inventories, net	537	439
Prepaid expenses and other current assets	1,295	1,439
Total current assets	32,190	38,321
Property and equipment, net of accumulated depreciation of $18,763 and $18,703, respectively	4,572	4,539
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $483 and $468, respectively	343	358
Right-of-use operating lease assets, net	582	609
Long-term investments	8,879	3,664
Other assets	764	781
Total assets	$49,446	$50,388
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,852	$2,421
Accrued liabilities:
Operating lease liabilities - current	105	81
Employee compensation	1,289	1,252
Other accrued liabilities	1,284	1,934
Total current liabilities	4,530	5,688
Operating lease liabilities - non-current	512	533
Deferred income taxes, net	172	172
Other liabilities	276	281
Total liabilities	5,490	6,674
Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 31,361,303 and 31,361,303 shares issued, and 30,385,297 and 30,385,297 shares outstanding, respectively	313	313
Additional paid-in capital	164,957	164,853
Accumulated deficit	(117,248)	(117,529)
Accumulated other comprehensive loss	(1,891)	(1,748)
Nil coupon perpetual loan notes	76	76
Treasury stock, at cost	(2,251)	(2,251)
Total stockholders’ equity	43,956	43,714
Total liabilities and stockholders’ equity	$49,446	$50,388

See notes to condensed consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended
	March 31,
	2024	2023
Revenues	$4,957	$7,287
Costs and expenses:
Cost of sales	2,928	4,482
Selling, general and administrative	3,345	3,245
Research and development	376	218
	6,649	7,945
Operating loss	(1,692)	(658)
Interest expense	—	(5)
Interest income	311	339
Other income (expense), net	1,673	(90)
Income (loss) before income taxes	292	(414)
Income tax expense	(11)	—
Net income (loss)	$281	$(414)
Net income (loss) per common share:
Basic net income (loss) per common share	$0.01	$(0.01)
Diluted net income (loss) per common share	$0.01	$(0.01)
Weighted-average number of common shares outstanding:
Basic	30,385,000	30,296,000
Diluted	30,756,000	30,296,000

See notes to condensed consolidated financial statements.

FUEL TECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$281	$(414)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(143)	86
Comprehensive income (loss)	$138	$(328)

See notes to condensed consolidated financial statements.

FUEL TECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2024	2023
Operating Activities
Net income (loss)	$281	$(414)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	80	79
Amortization	16	11
Non-cash interest income on held-to-maturity securities	(9)	(95)
Stock-based compensation, net of forfeitures	104	89
Changes in operating assets and liabilities:
Accounts receivable	1,250	990
Employee retention credit receivable	(1,677)	—
Inventory	(99)	(116)
Prepaid expenses, other current assets and other non-current assets	151	51
Accounts payable	(563)	934
Accrued liabilities and other non-current liabilities	(609)	(519)
Net cash (used in) provided by operating activities	(1,075)	1,010
Investing Activities
Purchases of equipment and patents	(114)	(30)
Purchases of debt securities	(7,641)	(9,685)
Maturities of debt securities	2,750	1,000
Net cash used in investing activities	(5,005)	(8,715)
Financing Activities
Net cash provided by financing activities	—	—
Effect of exchange rate fluctuations on cash	(116)	75
Net decrease in cash and cash equivalents	(6,196)	(7,630)
Cash and cash equivalents at beginning of period	17,578	23,328
Cash and cash equivalents at end of period	$11,382	$15,698

See notes to condensed consolidated financial statements.

Fuel Tech, Inc.

Segment Data- Reporting Segments

(Unaudited)

(in thousands)

Information about reporting segment net sales and gross margin from operations is provided below:

	Air Pollution	FUEL CHEM
Three months ended March 31, 2024	Control Segment	Segment	Other	Total
Revenues from external customers	$2,318	$2,639	$—	$4,957
Cost of sales	(1,428)	(1,500)	—	(2,928)
Gross margin	890	1,139	—	2,029
Selling, general and administrative	—	—	(3,345)	(3,345)
Research and development	—	—	(376)	(376)
Operating income (loss) from operations	$890	$1,139	$(3,721)	$(1,692)

	Air Pollution	FUEL CHEM
Three months ended March 31, 2023	Control Segment	Segment	Other	Total
Revenues from external customers	$3,559	$3,728	$—	$7,287
Cost of sales	(2,594)	(1,888)	—	(4,482)
Gross margin	965	1,840	—	2,805
Selling, general and administrative	—	—	(3,245)	(3,245)
Research and development	—	—	(218)	(218)
Operating income (loss) from operations	$965	$1,840	$(3,463)	$(658)

Fuel Tech, Inc.

Geographic Segment Financial Data

(Unaudited)

(in thousands of dollars)

Information concerning our operations by geographic area is provided below. Revenues are attributed to countries based on the location of the end-user. Assets are those directly associated with operations of the geographic area.

	Three Months Ended
	March 31,
	2024	2023
Revenues:
United States	$3,595	$5,981
Foreign	1,362	1,306
	$4,957	$7,287

	March 31,	December 31,
	2024	2023
Assets:
United States	$45,744	$46,487
Foreign	3,702	3,901
	$49,446	$50,388

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Net Income (loss)	$281	$(414)
Interest (income) expense, net	(311)	(334)
Income tax expense	11	-
Depreciation expense	80	79
Amortization expense	16	11
EBITDA	77	(658)
Stock compensation expense	104	89
Gain on employee retention credit	(1,677)	-
ADJUSTED EBITDA	$(1,496)	$(569)

Adjusted EBITDA

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense, stock compensation expense and gain on employee retention credit. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.